Exhibit 99.2

Press Release

Gulfport Energy Corporation Launches Common Stock Offering

OKLAHOMA CITY (May 13, 2010) Gulfport Energy Corporation (NASDAQ: GPOR) today announced that it has commenced an underwritten public offering of its common stock, subject to market and other conditions, in the aggregate amount of approximately $20.0 million. The underwriters will have an option to purchase additional shares of Gulfport’s common stock in the aggregate amount of up to approximately $3.0 million solely to cover over-allotments. Gulfport intends to use a portion of the net proceeds from the offering to fund its previously announced Niobrara Shale and Permian Basin acquisitions. Gulfport intends to use the remaining net proceeds from this offering for general corporate purposes, which may include expenditures associated with Gulfport’s 2010 drilling programs.

Johnson Rice & Company L.L.C. is serving as representative of several underwriters for the offering. Copies of the preliminary prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov, or by contacting Johnson Rice & Company L.L.C. at 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113, or by telephone at 1-800-443-5924.

The common stock will be issued pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and in the Permian Basin in West Texas. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Paul K. Heerwagen IV

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888